EXHIBIT 99.1

HSN, Inc. Reports Third Quarter 2009 Results

ST. PETERSBURG, Fla., Nov. 12, 2009 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the third quarter ended September 30, 2009 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

 Table 1

            SUMMARY RESULTS AND KEY OPERATING METRICS (a)
  ($ in millions, except per share and average price point amounts)

                                            Q3 2009  Q3 2008  Change
                                            -------  -------  ------

 Net Sales                                  $ 641.2  $ 672.3     (5%)
 Non-GAAP:
   Adjusted EBITDA                          $  48.8  $  37.7     30%
   Adjusted Net Income                      $  18.6  $  14.9     24%
   Adjusted EPS                             $  0.32  $  0.26     23%
 GAAP:
   Operating Income                         $  36.1  $  12.3    193%
   Net Income                               $  16.6  $   2.2    660%
   Diluted EPS                              $  0.29  $  0.04    625%

 HSNi:
   Average price point                      $ 58.05  $ 61.48     (6%)
   Units shipped (millions)                    12.4     12.3      1%
   Gross profit %                              37.0%    35.1% 190 bps
   Return rate %                               18.1%    18.9% (80 bps)
   Internet net sales % (b)                    37.2%    35.2% 200 bps
 ---------------------------------------------------------------------
 (a) Segment results for HSNi's two business segments, HSN
 and Cornerstone, are presented separately in Tables 2 and
 3 of this release.
 (b) Internet net sales as a percent of total HSNi net sales.
     See reconciliation of GAAP to non-GAAP measures in Table 4.

Third Quarter 2009 Results vs Third Quarter 2008 Results

 -- HSNi's Adjusted EBITDA increased 30% to $48.8 million in the third quarter of 2009 and Adjusted EBITDA margins improved to
    7.6% from 5.6% as a result of an increase in gross profit
    margin of 190 basis points and a reduction in operating
    expenses, excluding non-cash charges, of 5.4%, or $10.7 million.

 -- HSNi reported operating income of $36.1 million in the third quarter of 2009 compared to operating income of $12.3 million in the prior year.  Operating income benefited from a reduction in operating expenses of $22.5 million, including $12.6 million of non-cash charges.

 -- HSNi's Adjusted EPS improved 23% to $0.32 in the third quarter of 2009 from $0.26 in the prior year.  GAAP diluted EPS was
    $0.29 per share in the third quarter this year compared to
    $0.04 per share last year.

 -- HSNi ended the third quarter of 2009 with $238.7 million in cash and cash equivalents.  Cash from operating activities during the first nine months of 2009 was $117.0 million
    compared to $24.0 million in the same period last year.  Cash flow improved by effectively managing working capital.

"In our first year as an independent public company, we have clearly demonstrated our ability to leverage our differentiated business model, strengthen our foundation and exert strict financial and operational discipline to maximize results. Despite the continued macro-economic challenges, we emerged as a stronger company at the end of the third quarter with EBITDA growth of 30% and $238.7 million in cash," stated Mindy Grossman, Chief Executive Officer of HSNi.

"At HSN, sales momentum continued to build as the quarter progressed. Our strategy of driving customer engagement through unique interactive experiences, differentiated brands and products, and a continued focus on customer service resulted in a 6% increase in unit sales and best customer growth of 7%. And ten years after the launch of hsn.com, we now have one of the most video pervasive sites in e-commerce and our hsn.com sales penetration now represents 30% of our total business.

Ms. Grossman concluded, "We remain on the forefront of transactional innovation. In addition to launching the first live in-flight television shopping experience, we are the only retailer streaming live video across three different screens - television, online and mobile and we continue our roll-out of Shop by Remote, the only interactive shopping platform of its kind in the U.S. We are excited about our opportunities as we continue to fully maximize our capabilities combining innovative products and lifestyle brands with our unique ability to interact with our customers across multiple platforms."

 Table 2

                            SEGMENT RESULTS
                            ($ in millions)

                       Three Months Ended        Nine Months Ended
                          September 30,            September 30,
                     ----------------------  -------------------------
                      2009    2008   Change    2009      2008   Change
                     ------  ------  ------  --------  -------- ------
 Net Sales
   HSN               $467.0  $471.0    (1%)  $1,396.1  $1,410.9   (1%)
   Cornerstone        174.2   201.3   (13%)     514.8     634.2  (19%)
                     ------  ------  ------  --------  -------- ------
   Total HSNi        $641.2  $672.3    (5%)  $1,910.9  $2,045.1   (7%)
                     ======  ======  ======  ========  ======== ======

 Gross Profit
   HSN               $168.6  $155.5     8%   $  473.4  $  459.7    3%
   Cornerstone         68.5    80.3   (15%)     206.8     260.2  (21%)
                     ------  ------  ------  --------  -------- ------
   Total HSNi        $237.1  $235.8     1%   $  680.2  $  719.9   (6%)
                     ======  ======  ======  ========  ======== ======

 Adjusted EBITDA
  (Non-GAAP measure)
   HSN               $ 47.1  $ 35.7    32%   $  120.6  $  105.8   14%
   Cornerstone          1.7     2.0   (12%)      (2.5)      3.8 (167%)
                     ------  ------  ------  --------  -------- ------
   Total HSNi        $ 48.8  $ 37.7    30%   $  118.1  $  109.6    8%
                     ======  ======  ======  ========  ======== ======

 Operating Income
  (Loss)
   HSN               $ 37.1  $ 17.3   115%   $   92.0  $   64.2   43%
   Cornerstone         (1.0)   (5.0)   79%      (11.3)   (314.4)  96%
                     ------  ------  ------  --------  -------- ------
   Total HSNi        $ 36.1  $ 12.3   193%   $   80.7  $ (250.2) 132%
                     ======  ======  ======  ========  ======== ======

 See reconciliation of GAAP to non-GAAP measures in Table 4.

 Table 3

                     SEGMENT KEY OPERATING METRICS

                        Three Months Ended        Nine Months Ended
                           September 30,            September 30,
                     ------------------------  ------------------------
                      2009    2008    Change    2009    2008    Change
                     ------  ------  --------  ------  ------  --------

 HSN:
   Average price
    point            $56.25  $59.66    (6%)    $56.50  $59.61     (5%)
   Units shipped
    (millions)          9.5     9.0     6%       28.0    27.1      3%
   Gross profit %      36.1%   33.0%  310 bps    33.9%   32.6% 130 bps
   Return rate %       19.5%   20.3%  (80 bps)   18.8%   19.9%(110 bps)
   Internet net
    sales % (a)        29.8%   27.6%  220 bps    29.4%   28.0% 140 bps
 Cornerstone:
   Average price
    point            $64.03  $66.60     (4%)   $65.70  $66.86     (2%)
   Units shipped
    (millions)          2.9     3.2    (10%)      8.4    10.2    (18%)
   Gross profit %      39.3%   39.9%  (60 bps)   40.2%   41.0% (80 bps)
   Return rate %       14.2%   15.4% (120 bps)   15.1%   16.0% (90 bps)
   Internet net
    sales % (a)        56.9%   52.9%  400 bps    56.0%   51.8% 420 bps
   Catalog
    circulation
    (millions)         55.5    73.5    (24%)    180.0   241.4    (25%)

 (a) Internet net sales as a percent of segment net sales.

HSN Segment Results

HSN's net sales decreased less than 1% to $467.0 million, following a comparable sales growth of 4% in the prior year. Shipped units increased by 6% while the average price point decreased by 6% as a result of our continued focus on key items and price/value. Return rates improved by 80 basis points due to improved product quality, apparel fit initiatives, and lower price points. HSN.com net sales grew 7% over the prior year following the 17% growth in the prior year. Sales from e-commerce represented 29.8% of HSN's total net sales, up from 27.6% in the prior year.

Gross profit increased 8% to $168.6 million and the gross profit margin improved 310 basis points to 36.1% in the third quarter of 2009 compared to 33.0% in the prior year. The significant improvement in gross profit was due to a reduction in inventory reserves, improved product margin and net shipping and handling costs. The improvement in net shipping and handling was due to lower fuel costs and warehouse productivity improvements. Gross profit margins also benefited from a reduction in inventory reserves related to HSN's inventory levels. Continued efforts on aligning inventory purchases with sales demand and reducing aged inventory resulted in a decrease in inventory by $39.6 million, or 15%, compared to the same period last year.

Adjusted EBITDA increased 32% to $47.1 million in the third quarter of 2009 compared to the prior year as a result of the increase in gross profit. Operating income increased 115% to $37.1 million compared to $17.3 million in the prior year.

Cornerstone Segment Results

Net sales for Cornerstone decreased 13% to $174.2 million in the third quarter of 2009 as compared to $201.3 million in the prior year. The decrease in third quarter sales, which moderated from a decline in sales of 21% in the first half of 2009, was due to the continued softness in consumer demand for luxury home furnishings and apparel as well as a strategic reduction in catalog circulation.

Gross profit margin declined 60 basis points to 39.3% in the third quarter of 2009 compared to 39.9% in the prior year, primarily from promotional activity which offset lower shipping costs and improved return rates. Continued focus on cash flow resulted in a 25% decrease in inventories compared to the third quarter of 2008.

Operating expenses, excluding non-cash charges, decreased 15%, or $11.9 million, in the third quarter of 2009 compared to the prior year driven by lower circulation costs and reduced personnel related expenses. Despite the decline in net sales and gross profit, Adjusted EBITDA decreased by only $0.2 million to $1.7 million due to the expense management efforts described above.

Operating loss in the current quarter was ($1.0) million compared to an operating loss of ($5.0) million in the third quarter of 2008.

Other Selected Financial Results

HSNi reported operating income of $36.1 million in the third quarter of 2009 compared to $12.3 million in the prior year. Included in operating income was a reduction in non-cash expenses of $12.6 million. The reduction in non-cash expenses was primarily due to a $7.2 million reduction in non-cash compensation expense and a $3.8 million reduction in amortization of non-cash marketing expense. The third quarter of 2008 included charges associated with the modification of stock-based awards in connection with the spin-off from IAC.

HSNi's effective tax rate from continuing operations was 39.5% for the third quarter of 2009 and 19.3% for the third quarter of 2008. The effective tax rate of 19.3% for the quarter ended September 30, 2008 was lower than the federal statutory rate of 35% due to the settlement of certain income tax related liabilities. The annual effective tax rate for 2009 is expected to be 39%.

Liquidity and Capital Resources

As of September 30, 2009, HSNi had cash and cash equivalents of $238.7 million, up from $205.9 million at June 30, 2009 and up from $177.5 million at December 31, 2008. For the nine months ended September 30, 2009, HSNi generated net cash provided by operating activities of $117.0 million compared to $24.0 million in the same period last year due to effective working capital management. Total debt was approximately $377.4 million as of September 30, 2009, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 2.21x, as compared to a maximum allowable leverage ratio of 2.75x.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the depth and duration of the current recession, which may persist throughout and beyond 2009, and the impact of these conditions on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; changes in the interest rate environment and developments in the overall credit markets, and particularly the impact of the current constrained credit environment, if it persists; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC"). Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Reported results should not be considered as an indication of future performance. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on November 12, 2009 at 11:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 719-325-4928 or 877-675-4755 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at www.hsni.com.

A replay of the conference call can be accessed until Thursday, November 26, 2009 by dialing 719-457-0820 or 888-203-1112, plus the passcode 8247487, and will also be hosted on HSNi's website (www.hsni.com) for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 49 million products and handles 48 million inbound customer calls annually. HSN, which created the television retail industry 32 years ago, now reaches approximately 93 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com(r) ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. As the first retailer to offer live video streaming across three different screens - television, online and via mobile - HSN is the leader in the multichannel industry. HSN continues to lead the transformation of electronic retail with technological innovations such as HSN Shop by Remote(r), the only service of its kind in the U.S., and Video on Demand. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs(r), Frontgate(r), Garnet Hill(r), Grandin Road(r), Improvements(r), Smith + Noble(r), The Territory Ahead(r) and TravelSmith(r). Cornerstone distributes over 200 million catalogs annually, operates eight separate e-commerce sites and operates 25 retail stores.

                    GAAP FINANCIAL STATEMENTS

 HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited; in thousands except per share amounts)

                           Three Months Ended     Nine Months Ended
                              September 30,         September 30,
                           ------------------  ----------------------
                             2009      2008       2009        2008
                           --------  --------  ----------  ----------

 Net sales                 $641,244  $672,348  $1,910,947  $2,045,060
 Cost of sales              404,176   436,522   1,230,784   1,325,185
                           --------  --------  ----------  ----------
   Gross profit             237,068   235,826     680,163     719,875
                           --------  --------  ----------  ----------
 Operating expenses:
   Selling and
    marketing               120,997   134,106     367,909     415,102
   General and
    administrative           55,501    58,528     160,220     168,688
   Production and
    programming              14,922    15,980      42,383      44,791
   Amortization of
    non-cash marketing           --     3,761          --       8,022
   Amortization of
    intangible assets           140     1,755         421       5,709
   Depreciation               9,430     9,380      28,510      27,801
   Asset impairments             --        --          --     300,000
                           --------  --------  ----------  ----------
 Total operating
  expenses                  200,990   223,510     599,443     970,113
                           --------  --------  ----------  ----------
 Operating income
  (loss)                     36,078    12,316      80,720    (250,238)
                           --------  --------  ----------  ----------
 Other (expense)
  income:
   Interest income              124       365         212         404
   Interest expense          (8,768)   (6,461)    (26,517)     (6,461)
                           --------  --------  ----------  ----------
 Total other (expense)
  income, net                (8,644)   (6,096)    (26,305)     (6,057)
                           --------  --------  ----------  ----------
 Income (loss) from
  continuing operations
  before income taxes        27,434     6,220      54,415    (256,295)
 Income tax
  (provision) benefit       (10,849)   (1,202)    (21,210)     21,342
                           --------  --------  ----------  ----------
 Income (loss) from
  continuing operations      16,585     5,018      33,205    (234,953)
 Loss from discontinued
  operations, net of tax        (13)   (2,837)        (69)     (3,366)
                           --------  --------  ----------  ----------
 Net income (loss)         $ 16,572  $  2,181  $   33,136  $ (238,319)
                           ========  ========  ==========  ==========

 Income (loss) from
  continuing operations
  per share:
   Basic                   $   0.29  $   0.09  $     0.59  $    (4.18)
   Diluted                 $   0.29  $   0.09  $     0.58  $    (4.18)

 Net income (loss)
  per share:
   Basic                   $   0.29  $   0.04  $     0.59  $    (4.24)
   Diluted                 $   0.29  $   0.04  $     0.58  $    (4.24)

 Shares used in computing
  earnings per share:
   Basic                     56,391    56,207      56,362      56,206
   Diluted                   57,502    56,665      57,151      56,206

 HSN, INC. CONSOLIDATED BALANCE SHEETS
 (unaudited; in thousands)

                                                Sept. 30,   Dec. 31,
                                                  2009        2008
                                               ----------  ----------

                  ASSETS
 Cash and cash equivalents                     $  238,740  $  177,463
 Accounts receivable                              122,789     165,114
 Inventories                                      294,682     304,172
 Deferred income taxes                             21,698      21,777
 Prepaid expenses and other current assets         46,368      42,080
                                               ----------  ----------
     Total current assets                         724,277     710,606
 Property and equipment, net                      151,164     157,832
 Intangible assets, net                           261,326     261,747
 Other non-current assets                          18,435      22,272
                                               ----------  ----------
 TOTAL ASSETS                                  $1,155,202  $1,152,457
                                               ==========  ==========
     LIABILITIES AND SHAREHOLDERS' EQUITY

 LIABILITIES:
 Accounts payable, trade                       $  199,894  $  198,464
 Current maturities of long-term debt              20,625      15,000
 Accrued expenses and other current liabilities   186,679     190,788
                                               ----------  ----------
     Total current liabilities                    407,198     404,252
 Long-term debt, net of current maturities        356,799     393,528
 Deferred income taxes                             78,143      83,276
 Other long-term liabilities                       12,167      13,116
                                               ----------  ----------
     Total liabilities                            854,307     894,172

 TOTAL SHAREHOLDERS' EQUITY                       300,895     258,285
                                               ----------  ----------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $1,155,202  $1,152,457
                                               ==========  ==========

 HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
 (unaudited; in thousands)

                                                 Nine Months Ended
                                                   September 30,
                                                --------------------
                                                  2009       2008
                                                ---------  ---------

 Cash flows from operating activities
  attributable to continuing operations:
 Net income (loss)                              $  33,136  $(238,319)
 Less: Loss from discontinued operations,
  net of tax                                          (69)    (3,366)
                                                ---------  ---------
 Income (loss) from continuing operations          33,205   (234,953)
 Adjustments to reconcile income (loss) from
  continuing operations to net cash provided
  by operating activities attributable to
  continuing operations:
   Depreciation                                    28,510     27,801
   Amortization of intangible assets                  421      5,709
   Asset impairments                                   --    300,000
   Non-cash compensation expense                    8,084     18,025
   Amortization of cable and satellite
    distribution fees                               2,520      3,068
   Amortization of non-cash marketing                  --      8,022
   Amortization of debt issuance costs              1,915        482
   Loss on disposition of fixed assets                398        271
   Deferred income taxes                           (4,665)   (29,882)
   Bad debt expense                                11,757     14,048
   Excess tax benefits from stock-based awards         --       (135)
   Changes in current assets and liabilities:
   Accounts receivable                             29,079     43,529
   Inventories                                      9,490    (45,887)
   Prepaid expenses and other current assets       (4,740)    (6,932)
   Accounts payable and other current
    liabilities                                     1,037    (79,147)
                                                ---------  ---------
 Net cash provided by operating activities
  attributable to continuing operations           117,011     24,019
                                                ---------  ---------
 Cash flows from investing activities
  attributable to continuing operations:
   Transfers from IAC                                  --     17,021
   Capital expenditures                           (25,512)   (26,732)
                                                ---------  ---------
 Net cash used in investing activities
  attributable to continuing operations           (25,512)    (9,711)
                                                ---------  ---------
 Cash flows from financing activities
  attributable to continuing operations:
   Proceeds from issuance of long-term debt,
    net of debt issuance costs                         --    373,894
   Repayment under revolving credit facility      (20,000)        --
   Repayment of long-term debt                    (11,250)      (140)
   Excess tax benefits from stock-based awards         --        135
 Distribution to IAC in connection with the
  spin-off                                             --   (333,799)
                                                ---------  ---------
 Net cash (used in) provided by financing
  activities attributable to continuing
  operations                                      (31,250)    40,090
                                                ---------  ---------
 Total cash provided by continuing operations      60,249     54,398
 Total cash provided by (used in) operating
  activities attributable to discontinued
  operations                                        1,028     (6,286)
   Effect of exchange rate changes on cash
    and cash equivalents                               --      2,033
                                                ---------  ---------
 Net increase in cash and cash equivalents         61,277     50,145
   Cash and cash equivalents at beginning of
    period                                        177,463      6,220
                                                ---------  ---------
 Cash and cash equivalents at end of period     $ 238,740  $  56,365
                                                =========  =========

 Table 4

            RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

 HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
 (unaudited; in thousands except per share amounts)

                           Three Months Ended   Nine Months Ended
                              September 30,       September 30,
                           ------------------  -------------------
                             2009      2008      2009      2008
                           --------  --------  --------  ---------

 Diluted earnings (loss)
  per share                $   0.29  $   0.04  $   0.58  $   (4.24)
                           ========  ========  ========  =========
 Net income (loss)         $ 16,572  $  2,181  $ 33,136  $(238,319)
 Non-cash compensation
  expense                     3,057    10,288     8,084     18,025
 Amortization of non-cash
  marketing expense              --     3,761        --      8,022
 Amortization of intangible
  assets                        140     1,755       421      5,709
 Asset impairments               --        --        --    300,000
 Loss on disposition of
  fixed assets                   93       155       398        271
 Loss from discontinued
  operations, net of tax         13     2,837        69      3,366
 Impact of income taxes      (1,300)   (6,048)   (3,455)   (48,694)
                           --------  --------  --------  ---------
 Adjusted Net Income       $ 18,575  $ 14,929  $ 38,653  $  48,380
                           ========  ========  ========  =========
 GAAP diluted weighted
  average shares
  outstanding                57,502    56,665    57,151     56,206
 Adjusted EPS              $   0.32  $   0.26  $   0.68  $    0.86
                           ========  ========  ========  =========

 HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
 (unaudited; in thousands)

                   Three Months Ended          Three Months Ended
                   September 30, 2009          September 30, 2008
              --------------------------- ---------------------------
                HSN   Cornerstone   Total   HSN   Cornerstone   Total
              ------- ----------- ------- ------- ----------- -------
 Operating
  income
  (loss)      $37,144   $ (1,066) $36,078 $17,298    $(4,982) $12,316
 Non-cash
  compens-
  ation
  expense       2,463        594    3,057   7,438      2,850   10,288
 Amortiz-
  ation
  of non-
  cash
  marketing        --         --       --   3,761         --    3,761
 Amortiz-
  ation of
  intang-
  ible
  assets          140         --      140     142      1,613    1,755
 Asset
  impair-
  ments            --         --       --      --         --       --
 Deprecia-
  tion          7,253      2,177    9,430   6,890      2,490    9,380
 Loss on
  disposi-
  tion of
  fixed
  assets           61         32       93     151          4      155
              ------- ----------- ------- ------- ----------- -------
 Adjusted
  EBITDA      $47,061   $  1,737  $48,798 $35,680    $ 1,975  $37,655
              ======= =========== ======= ======= =========== =======

                 Nine Months Ended           Nine Months Ended
                September 30, 2009           September 30, 2008
          ----------------------------- -----------------------------
            HSN    Cornerstone  Total     HSN    Cornerstone  Total
          -------- ----------- -------- -------- ----------- --------

 Operating
  income
  (loss)  $ 92,045 $  (11,325)  $80,720 $64,205  $(314,443) $(250,238)
 Non-cash
  compens-
  ation
  expense    6,462      1,622     8,084  12,664      5,361     18,025
 Amortiz-
  ation
  of non-
  cash
  marketing     --         --        --   8,022         --      8,022
 Amortiz-
  ation
  of
  intang-
  ible
  assets       421         --       421     426      5,283      5,709
 Asset
  impair-
  ments         --         --        --      --    300,000    300,000
 Deprecia-
  tion      21,387      7,123    28,510  20,210      7,591     27,801
 Loss on
  disposi-
  tion of
  fixed
  assets       360         38       398     266          5        271
          -------- ----------- -------- -------- ----------- --------
 Adjusted
  EBITDA  $120,675 $   (2,542) $118,133 $105,793 $   3,797   $109,590
          ======== =========== ======== ======== =========== ========

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail industry. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Pro Forma Results

We will only present Adjusted EBITDA, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented before one-time items, if applicable. In accordance with SEC rules, these items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Basis of Presentation

On November 5, 2007, IAC announced its plan to separate into five independent public companies in order to better achieve certain strategic objectives of the various businesses. This transaction is referred to as the "spin-off."

On August 21, 2008, HSN, Inc. became an independent public company and began trading on the NASDAQ Global Select Market under the symbol "HSNI." These unaudited consolidated financial statements present our results of operations, financial position, shareholders' equity and cash flows of HSN, Inc. on a combined basis up through the spin-off and on a consolidated basis thereafter.

For the three and nine months ended September 30, 2008, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the entire period.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Brad Bohnert
            727-872-7515
            brad.bohnert@hsn.net